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AIM SMALL CAP GROWTH FUND                                         SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING:   12/31/2009
FILE NUMBER :        811-2699
SERIES NO.:          7

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
74U.         1   Number of shares outstanding (000's Omitted)
                 Class A                 34,358
             2   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
                 Class B                  1,114
                 Class C                    946
                 Class R                  1,982
                 Class Y                    209
                 Investor Class           7,552
                 Institutional Class     10,203


74V.         1   Net asset value per share (to nearest cent)
                 Class A               $  22.64
             2   Net asset value per share of a second class of open-end company shares (to nearest cent)
                 Class B               $  19.62
                 Class C               $  19.59
                 Class R               $  22.09
                 Class Y               $  22.70
                 Investor Class        $  23.26
                 Institutional Class   $  23.68
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